Exhibit 5.1

November 10, 2014

Rocky Mountain Chocolate Factory, Inc.

265 Turner Drive

Durango, Colorado 81303

Re:     Rocky Mountain Chocolate Factory, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and a direct and wholly-owned subsidiary of Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (“RMCF”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and the accompanying preferred stock purchase rights (the “Rights”, and together with the Shares, the “Securities”), as described in the Registration Statement. The Securities will be issued pursuant to the Agreement and Plan of Merger, dated November 10, 2014 (the “Reorganization Agreement”), among RMCF, the Company, and RKB Merger Corp., a Colorado corporation (“MergerCo”) and a wholly-owned subsidiary of the Company. The Reorganization Agreement provides for, among other things, the merger (the “Merger”) of RMCF with MergerCo, with RMCF surviving as a wholly-owned subsidiary of the Company, and the conversion of each share of common stock, par value $0.03 per share (and the associated preferred stock purchase rights), of RMCF issued and outstanding immediately prior to the effective time of the Merger, into one duly-issued, fully-paid and non-assessable Share (and associated Right).

We have examined the Registration Statement, Reorganization Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. We have also made such examination of laws as we have deemed relevant.

Based on the foregoing, we are of the opinion that:

1. When issued in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

2. When issued in accordance with the terms of the Rights Agreement, in the form set forth as Exhibit 4.1 to the Registration Statement, to be entered into between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), the Rights will be validly issued and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering this opinion, we have also assumed that the members of the Board of Directors of the Company (the “Board”) will have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Moreover, this opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Validity of Shares.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours, /s/ Perkins Coie LLP